Exhibit 10.1

March 23, 2023
VIA EMAIL
JoAnn Covington

Dear JoAnn:
This letter agreement (“Agreement”) sets forth the terms and conditions of our agreement concerning your separation from Proterra Inc. and its subsidiary Proterra Operating Company, Inc. (collectively, “Proterra” or the “Company”).
1.Resignation of Officer Positions and Transition Services. Effective March 27, 2023 you have resigned all of your positions as an officer of the Company, including Chief Legal Officer and Secretary, and will continue your employment with the Company in the position of Legal Counsel. As Legal Counsel for the Company, you will continue to earn your current annual salary, continue to receive benefits through Proterra (including all health and welfare benefits) and will continue to be covered under all of Proterra’s insurance including Directors and Officers insurance and Employed Lawyers (malpractice) policy, and your Indemnity Agreements. Unless it is mutually agreed that you resign your employment earlier, your last day of employment with Proterra will be June 30, 2023 (“Separation Date”).
2.Final Pay. You will receive your final paycheck from Proterra on your last date of employment with Proterra. You will receive your final paycheck regardless of whether or not you accept this Agreement.
3.Unemployment Benefits. You may be eligible for unemployment benefits, however, Proterra makes no representations or guarantees as to same.
4.Consideration. In consideration for the mutual promises set forth in this Agreement, the Company will provide you the Severance Benefit (defined below) in exchange for your execution and non-revocation of this Agreement. You understand and acknowledge that the Severance Benefit is solely provided by the Company as consideration for this Agreement and is independent of and unrelated to any other employee benefit offered by the Company or earned by you as a result of your employment with the Company.
You acknowledge and agree that you are not entitled to the Severance Benefit unless you sign this Agreement by the end of the 21-day period described in paragraph 17 below, and the Agreement becomes effective as described in paragraph 18 below, and that the Severance Benefit below constitutes adequate legal consideration for the promises and representations made by you in this Agreement. In exchange for your promises and full and final release of all claims as set forth in this Agreement, Proterra will provide you the following consideration:
•Severance Payment. Proterra will pay you a lump sum of $187,500, less any applicable payroll and withholding taxes, equal to six (6) months base compensation (the “Severance Payment”). The Severance Payment will be paid within seven (7) days of the Separation Date.
•COBRA Lump Sum Payment. Proterra will pay you, within seven (7) days of the Separation Date, a taxable lump sum payment of $13,380, equivalent to six (6) of the monthly premium cost that you would be required to pay to continue your group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). You may, but are not obligated to, use this payment toward the cost of COBRA premiums. This payment is a fixed sum that is not subject to increase or decrease based on your actual costs to obtain health care coverage. You are required to apply for and validly elect COBRA benefits. Please carefully review the information regarding COBRA provided to you by the Company and make note of the applicable deadlines.

•Change of Control Benefit. You will be entitled to the full benefits of a CIC Qualifying Termination as defined and described in your Severance Agreement dated September 11, 2018 (“Severance Agreement”), if your last day of employment with the Company is within three (3) months preceding a Change of Control or within three (3) months following a Change of Control, as defined in the Severance Agreement.
•Extension of Stock Option Exercise Period. You hold options to purchase shares of Company stock as set forth in the terms of the Company's 2010 Equity Incentive Plan, Stock Option Agreement and any applicable Notices of Stock Option Grant. You will continue to vest in restricted stock units and stock options while you are employed by the Company. The number of vested restricted stock units and options you hold will be determined as of your Separation Date. The Company agrees to take the steps necessary to extend the time period for you to exercise any vested stock options to the earlier of (i) twelve (12) months from the Separation Date or (ii) the expiration date of each such option. Your vesting in any and all ISO and NSO options will cease as of the Separation Date and the terms of the Company's 2010 Equity Incentive Plan and Stock Option Agreement and any applicable Notice of Stock Option Grant will continue to govern any options or shares of Company stock owned by you.
The Severance Payment, COBRA Lum Sum Payment, the Change in Control Benefit and Extension of Stock Option Exercise Period are collectively defined as the “Severance Benefit.”
5.No Additional Compensation and Benefits. Other than the consideration expressly set forth in this Agreement and required by Law, you will not be entitled to any additional compensation or benefits from Proterra. By your signature below, you expressly acknowledge that you have been paid and have received from Proterra all compensation, wages, leave, benefits, bonuses, commissions, and other payments due and owing from the Company as the date this Agreement is signed, and no other compensation, wages, paid time off, benefits, bonuses, commissions, or other payments are or will be due to you, except as expressly provided in this Agreement.
6.Section 409A. This Agreement and all payments and benefits hereunder are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder (together, “Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in that manner. In all cases, any payment to you under this Agreement will be paid within the “short-term deferral” period under Section 409A. Notwithstanding the foregoing, if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the severance payments or benefits payable under this Agreement and any other separation-related deferred compensation (within the meaning of Section 409A) will be delayed until the date that is 6 months and 1 day following your separation from service (within the meaning of Section 409A). You and the Company agree to work together to consider amendments to this Agreement and to take such reasonable actions to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of the Section 409A-related regulation.
7.Job References. You agree that all inquiries to Proterra regarding your employment with and separation from Proterra are to be directed to Proterra’s Human Resources department. In response to any request for references or employment verification from prospective employers, the Company will only disclose your dates of employment and position held, unless otherwise agreed to by you in writing.
8.General Release.
a.In exchange for the Payment, you unconditionally, irrevocably and absolutely release and forever discharge the Company, and any parent and subsidiary corporations, divisions, investors, partnerships or affiliated entities of the Company, past, present and future, as well as each of such entities’ employees, owners, officers, directors, managers, agents, investors, shareholders, partners, principals, consultants, insurers, underwriters, attorneys, accountants, lenders, successors and assigns (collectively, “Released Parties”), from any and all claims, demands, damages, debts, rights, obligations, liabilities, guarantees, actions, and causes of action of every kind and nature whatsoever, whether now known or unknown, which you now have, ever had, or shall or may hereafter have against any of the Released Parties based upon, arising out of, or related to any matter, cause, fact, thing, act, or omission whatsoever occurring or existing at any time up to and including the Effective Date of this Agreement, including, but not limited to, your employment with the Company, your compensation and benefits, the termination of your employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected to your employment with the Company (the “Released Claims”), other than the obligations contained in this Agreement and the Indemnity Agreements. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or statutory claims arising under local, state or federal law, including, but not limited to alleged violations of the California Labor Code, the California FEHA, CFRA, the Fair Labor Standards Act ,the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Private Attorneys General Act of 2004, and all claims for wrongful termination, discrimination, harassment, retaliation, breach of contract, infliction of emotional distress, breach of fiduciary duty, fraud, defamation, invasion of privacy, personal injury or any other cause of action as well as all attorneys’ fees, costs, expenses, interest, liquidated damages, punitive damages and/or penalties and all claims for restitution or other equitable relief. This Agreement does not release any claim that may not be released by private agreement, or any existing union grievances that you may have against the Company, or any of the Company’s obligations under this Agreement and the Indemnity Agreements .
b.You acknowledge that this is a resolution of known and unknown claims and although you may discover facts or law different from, or in addition to, the facts or law that you now know or believe to be true with respect to the claims released in this Agreement, you agree, nonetheless, that this Agreement and the release contained in it shall remain effective as a release of known and unknown claims notwithstanding such different or additional facts or the discovery of them.
c.The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers' compensation benefits, unemployment insurance benefits, or indemnification, as applicable.
d.You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, although you waive any right to monetary relief related to any filed charge or administrative complaint, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement also does not limit your right to receive an award for information provided to any Government Agencies.
9.Release. This Agreement by and between you and the Company is in consideration for your acceptance of the Severance Benefit, which you acknowledge to be good and valuable consideration. The Parties intend this Agreement to govern, to the maximum extent permitted by law, the resolution of all disputes, claims and any other matters in question arising out of or relating to the Parties’ employment relationship. The Parties agree to resolve any and all such disputes in accordance with the provisions of this Agreement.
10.Affirmation. If you choose to sign this Agreement, your signature will affirm that you have been paid in full for all amounts due to you for services provided in connection with your employment with Company through the date you sign this Agreement, and you are not due any additional wages, premium payments, penalties or interest pursuant to any agreement, state or federal law or otherwise, except as provided in this Agreement. You will submit a reimbursement request with appropriate documentation for any outstanding business expenses within thirty (30) days following the Separation Date. You also affirm that you have been provided all leaves and benefits to which you may be entitled, under any applicable agreement, federal, state, local or common law.
11.Return of Property. You represent that you will return all property, both originals and photocopies of all documents, and all tangible items which belong to Proterra as of the Separation Date. To the extent that you need to return any property to Proterra via mail, Proterra will send you the shipping materials and you agree to promptly return the property using the provided shipping materials.
12.Confidentiality. You agree that the terms and conditions of this Agreement will be kept confidential and will not be discussed in any manner with anyone, except your spouse and/or attorney, and tax/financial planners or advisors (who shall likewise agree to maintain the confidentiality of this agreement), or to governmental authorities in response to official inquiries, or as required by law. Notwithstanding the foregoing, nothing in this Agreement shall in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement (defined below) to any parties other than the relevant government agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement, except as may be required by law.
13.Continuing Obligations to Proterra. You expressly reaffirm and agree to abide by your obligations and promises contained in your Employee Arbitration, Confidentiality and Invention Assignment Agreement (the “Employment Agreement”). You understand and agree that all surviving obligations and duties contained in the Employment Agreement continue and are not extinguished by this Agreement.
14.Arbitration. EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN THE STATE OF CALIFORNIA, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER

ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.
15.Full Agreement. You and Proterra agree that the terms and conditions of this Agreement, the Employment Agreement, the Indemnity Agreements and your equity grant agreements, constitute the full and complete understanding and agreement between us. There are no other understandings or agreements between us other than those as fully set forth in this Agreement and as provided herein.
16.Voluntary Signature. By signing this Agreement, you acknowledge that you are voluntarily entering into this Agreement after having carefully considered its provisions and their consequences. You have been advised and have had an opportunity to consult with an attorney to assist you in understanding the legally binding nature of this Agreement's provisions.
17.Execution and Revocation Period. Pursuant to the Older Workers Benefit Protection Act (“OWBPA”), you hereby acknowledge that:
a.By executing this Agreement, you waive any and all rights and/or claims, if any, that you may have against Proterra under the Age Discrimination in Employment Act of 1967, 29
U.S.C. § 626, et seq. (“ADEA”);
b.That this Agreement has been written in a manner calculated to be understood by you, and is in fact understood by you;
c.That the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that you may have against Proterra arising under the ADEA;
d.That you are not waiving rights and claims that you may have under the ADEA against Proterra that may arise after the date on which this Agreement is executed;
e.That you are waiving rights and claims that you may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which you are already entitled;
f.That you were advised and have had the opportunity to consult with an attorney of your choice prior to executing this Agreement;
g.That you have been given a period of 21 days from the date on which you received this Agreement, not counting the day upon which you received the Agreement, within which to consider whether to sign this Agreement;
h.That if you wish to execute this Agreement prior to the expiration of the 21-day period set forth in subsection (g) of this Paragraph 16, you may do so;
i.That you have been given a period of 7 days following the execution of this Agreement to revoke your waiver of all claims, if any, under the ADEA, and your release of any claims under the ADEA shall not become effective or enforceable until the revocation period has expired without you revoking your waiver of all claims under the ADEA; and
j.To revoke your waiver of all claims under the ADEA, you understand that you must deliver a written, signed statement that you revoke your waiver of all claims under the ADEA to Proterra by mail to Sara Dadyar at sdadyar@proterra.com within the 7-day revocation period.
k.That if you revoke your waiver of claims under the ADEA then you will not be entitled to any of the Severance Benefit described in Paragraph 4.
18.Effective Date. You understand that this Agreement shall be null and void if not executed by you within the 21-day period set forth above, and you have 7 days after your execution of this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after you signed this Agreement, so long as it has been signed by both parties and has not been revoked before that date (the “Effective Date”).
19.Governing Law. This Agreement and all matters related thereto shall be governed pursuant to the laws of the State of California, except to the extent your equity grant agreements are governed by the law of a different State as stated in such agreements.

20.No Admission. This Agreement is intended to provide for an orderly termination of your employment relationship with Proterra, and it is understood and agreed by the parties hereto that this Agreement does not constitute, nor shall it be construed as, an admission by Proterra of any liability whatsoever for any act or omission, nor shall it be construed as an admission of any violation of the Age Discrimination in Employment Act, Americans with Disabilities Act, The Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act, Executive Order 11246, as amended, or any other applicable international, federal, state, or local law, ordinance, regulation, or order.
21.Indemnity Agreements. This Agreement (and any bring down release) does not affect the Company’s indemnification obligations pursuant to the Company’s bylaws and the Indemnification Agreement dated April 17, 2017, and the Indemnity Agreement between you and the Company dated June 14, 2021 (collectively, “Indemnity Agreements”). Any and all surviving obligations and duties contained in the Indemnity Agreements shall continue and are not extinguished by this Agreement in any manner.
22.Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to or a tryer of fact may modify this Agreement to affect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
23.Bring Down Release. You agree to sign a bring down release on or after your Separation Date that contains the same terms as in Sections 5, 8, 9 and 10 above.
If this Agreement is acceptable to you, please sign below indicating your intention to be legally bound by its terms. Please return the signed version to Sara Dadyar via e-mail.
Sincerely,

Sara Dadyar
Chief People Officer

ACCEPTED AND AGREED BY:

Printed Name:	JoAnn Covington

Signature:	/s/ JoAnn Covington

Date:	03/24/2023